Exhibit 6.11

Order Form

Reg A

Prepared for: Star Gold	Quote Date: May 29, 2026
Contact: Lindsay Gorrill	Valid Until: Jun 28, 2026
Email: lgorrill@stargoldcorp.com	Proposed By: Jonathan Self

Billing Information

Effective Date:	Jun 4, 2026 3:14:31 PM UTC-0700
Payment Terms:	50% Due on Signing, 50% Net 30 days – already paid as of 2/22/26
Billing Contact:	Lindsay Gorrill
Billing Phone:	2087556989
Contract Billing Email:	lgorrill@stargoldcorp.com
Accounting Billing Email:	lgorrill@stargoldcorp.com
Billing Address:	174 E Neider ave - #222, Coeur d'Alene Idaho USA 83815

Set Up Fees

Set Up Fees	Net Price
DealMaker Marketing Services - Full Package Setup	$30,000
DealMaker Securities – Reg A Onboarding Setup	$27,500
DealMaker.tech Plus Setup	$10,000
Total Net Setup	$67,500

Monthly Fees

Monthly Fees	Net Price
DealMaker Marketing Services - Marketing Advisory Monthly Fee	$11,000
DealMaker Marketing Services - Marketing Consulting Monthly Fee	$2,000
DealMaker.tech - Plus Platform Monthly Fee	$2,000
Total Net Monthly	$15,000

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This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the “Services”). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By proceeding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

In particular, Customer understands and agrees that it is carrying out a self-hosted capital raise and bears primary responsibility for the success of its own raise. No DealMaker entity is ever responsible for the success of Customer’s offering and no guarantees or representations are ever in place with respect to (i) capital raised (ii) investor solicitation or (iii) completion of investor transactions with Customer. Customer agrees and acknowledges that online capital raising is uncertain, and that nothing in this agreement prevents Customer from pursuing concurrent or sequential alternative forms of capital raising. Customer should use its discretion in choosing to engage the vendors described in this Agreement and agrees that such entities bear no responsibility to Customer with respect to raising capital.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described in the Schedule "Summary of Compensation" attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

Star Gold
Name	Lindsay E. Gorrill, Chairman & CEO
Title	CEO and Chariman
Signature
Date	Jun 4, 2026 3:14:31 PM UTC-0700

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Schedule "Summary of Compensation"

A.	Regulation A Offering

●	$67,500 One-Time Advances (advances against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred)

  This advance includes:

i.	$27,500 prepaid to DealMaker Securities LLC ("Broker") for Pre-Offering Analysis
ii.	$10,000 prepaid to Novation Solutions Inc. ("DealMaker") for infrastructure for self-directed electronic roadshow
iii.	$30,000 prepaid to DealMaker Reach, LLC (O/A DealMaker Marketing Services) ("Marketing Services") for consulting and developing materials for self-directed electronic roadshow

●	$13,000 monthly account management compensation.
o

Monthly account management and software access commences in the month of the Commencement date. If no Commencement date is stated on the Order Form, services and invoices for those services commence in the first month following the Effective Date.

o

It is expected services will commence in advance of the offering being qualified, and therefore compensation in the form of advances against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred, will be collected associated with services. A maximum of $39,000 or three months of account management compensation is payable prior to qualification of the offering containing the Services.

o	After the commencement of the offering, monthly compensation includes:
●	$2,000 account maintenance fees payable to DealMaker (up to a maximum of $18,000 during the Offering)
●	$11,000 marketing advisory fees payable to Marketing Services (up to a maximum of $99,000 during the Offering)

●	4.5% Commission on Cash Compensation From All Proceeds:
o	Cash compensation does not include processing investor refunds for Customers, which are chargeable at $50.00 per refund.
o

Customer shall be responsible for third-party fees with respect to payment processing.* These are to be disclosed as separate selling related expenses in the Form 1-A and Offering Statement for the offering and not connected to Broker of its affiliates.

o

Customer may elect to offset all or a portion of these fees by levying an administrative fee to investors. The Cash Compensation would also be applied to the collection of the administrative fee from the investors.

●	Media Management Services to be determined on a case-by-case basis, as may be authorized by the Customer, up to a maximum of an additional $339,000 of compensation during the Offering.

●

$3,890 in Corporate Filing Fees (payable to Broker to be remitted to FINRA). All Corporate Filing Fees for the initial filing are due and to be paid prior to submission of the 5110 Filing to FINRA. This fee is dynamic based on changes to the aggregate offering total, so if there are changes to the offering that increase the price or number of securities being sold prior to the offering termination, the FINRA fee will increase. Any additional fee will be invoiced prior to or at the time of submission and due upon receipt.

*Fees are estimated to be approximately 2% of offering proceeds.

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Fair Compensation

To ensure adherence to FINRA's fair compensation guidelines, Broker is required to set the maximum underwriting compensation to be received in the Offering. Components of compensation for Services are tied to the total aggregate offering price (maximum value of the offering including administrative fees, bonus shares, value of underlying securities. Changes to the value will change the Maximum Compensation described here. Broker will ensure that, in any scenario, the aggregate compensation payable to Broker and its affiliates in respect of Services related to the Offering shall never exceed a maximum amount.

If the Offering is fully subscribed, the maximum amount of underwriting compensation will be $1,462,500, for an aggregate offering price of $22,600,000.

*In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all underwriting compensation paid is fully refundable other than for services actually rendered.

B.	Non-Regulation A Offering Fees

●	$2,000 monthly consulting fees to Marketing Services for branding and marketing services unrelated to the Offering.

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Schedule “Scope of Marketing Services"

(provided by DealMaker Marketing Services)

Full Marketing Compensation Includes:

1.	Website Design and Development:
●	Copywriting and design of the website with up to 3 rounds of revisions at the copywriting stage and design stage each.
●	Development of the website using Webflow.  Integration of tracking, analytics, and pixels.
●	Ongoing maintenance and management of website content.
2.	Audience-Building Infrastructure:
●	Audience building through email capture on landing pages.
●	Creation of the following email series:
i.	Investor educational email series (4 to 6 emails) ii. Post investment series (1-2 emails)
●	Design and implementation of email capture in Klaviyo.
●	Integration of DealMaker webhooks to build and track the investor funnel and status.
3.	Video Production:
●	Creation of a campaign video to highlight the investment opportunity.
i.	90-120 Seconds
ii.	Basic Motion Graphics (includes lower-thirds, basic text animations, etc.) iii. Access to Stock Footage
●	Creation of video script with up to 2 rounds of revisions on the script.
●	One full day of video shooting (up to 10 hours).
●	Creation of final video with up to three revisions of edits
4.	Conversion Rate Optimization (CRO):
●	Continuous testing of website content to improve conversion rates.
5.	Email Marketing:
●	Ongoing nurturing of the email list with updates repurposed from the Customer’s campaign announcements, relevant news, and webinars.
6.	Ad Creative
●	4-6 image assets resized for all channels
●	2-3 video assets resized for all channels
●	3-4 copy variations applicable to respective channels
7.	Paid Media
●	Management of Google ADs including Search, Display, Google Discovery, and YouTube ads.
●	Management of Meta Ads (Facebook & Instagram) as well as Twitter/X ads upon request.
●	Ongoing testing of ad copy and creative.
8.	Media Network:
●	Sourcing and negotiating private media placements with relevant publishers and email newsletters.
●	Purchases of media placements will include a fee equal to 15% of the total spend. Aggregate fees shall not exceed the maximum listed in “Schedule: Summary of Compensation”

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9.	Reporting:
●	Regular calls: bi-weekly
●	Strategic planning, implementation, and execution of the marketing budget.
●	Coordination with third-party agents in connection with the performance of services.
●	Monthly forecasting.
●	Monthly and bimonthly report generation.

Customer is responsible for reviewing items 1 through 9 with Customer’s professional advisors, as required Marketing Services monthly fee will commence in the first month following the Effective Date.

COMPENSATION NOT INCLUDED

●	Expenses

Marketing Services are provided by DealMaker Reach, LLC (O/A DealMaker Marketing Services). Customer hereby agrees to the terms set forth in the DealMaker Marketing Services Terms of Service, with compensation described on Schedules "Summary of Compensation" and "Scope of Marketing Services" hereto.

Customer Signature

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Schedule "Broker Dealer Services” (DealMaker Securities LLC)

Pre-Offering Analysis

●	Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding the same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

●	Reviewing with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
●	Reviewing with Customer on customization for investor questionnaire, selection of webhosting services, and template for campaign page
●	Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
●	Providing advice to Customer on content of Form 1A and Revisions
●	Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech
●	Assisting in the preparation of SEC and FINRA filings
●	Working with the Client’s SEC counsel in providing information to the extent necessary

Advisory, Compliance and Consulting Services During the Offering

●

Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;

●	If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●

Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;

●	Contracting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
●	Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Reviewing with Customer regarding any material changes to the Form 1A which may require an amended filing; and
●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms, with compensation described on Schedule "Summary of Compensation" hereto.

Customer Signature

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Schedule

“DealMaker.tech Subscription Platform and Shareholder Services Online Portal”

During the Offering, Subscription Processing and Payments Functionality

●	Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions
●	Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

Apart from the Offering, Shareholder Management via DealMaker Shareholder Services

●	Access to DM Shareholder Management Technology to provide corporate updates, announce additional financings, and track engagement
●	Document-sharing functionality to disseminate share certificates, tax documentation, and other files to investors
●	Monthly compensation is payable to DealMaker.tech while the client has engaged DealMaker Shareholder Services

Subscription Management and DM Shareholder Management Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service with compensation described on Schedule "Summary of Compensation" hereto.

Customer Signature

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DEALMAKER TERMS OF SERVICE

These Terms of Services (“Terms”) govern access to the software and services provided by any of the DealMaker entities such as Novation Solutions Inc., O/A DealMaker (“DealMaker.tech”), DealMaker Reach, LLC (“DM Reach”), DealMaker Securities LLC (“DMS”) and DealMaker Transfer Agent LLC, O/A DealMaker Shareholder Services (“DMTA”) (individually, each a “DealMaker Entity” and collectively, the “DealMaker Entities”). Each of the entities may be referred to as “DealMaker” or the “Company” in these Terms.

These Terms have legal implications. It is important that you read these terms carefully and consult legal counsel if you determine that is appropriate, in order to understand these Terms.

The Terms, together with the DealMaker order form from which this page was linked (“Order Form”), form an agreement between the Customer (as defined in the order form) and the applicable DealMaker entit(ies) being engaged for technology or services (each an “Agreement”). Each of these Agreements may be referred to as “an Agreement” or “the Agreement” in these Terms.

Each Agreement contains, among other things, warranty disclaimers, liability limitations and use limitations. Each Agreement also contains an arbitration provision which is enforceable against the parties and may impact your rights and obligations. By signing the Order Form and using the DealMaker Entity services described in such Order Form, Customer accepts and agrees to be bound by these Terms.

These Terms apply to all DealMaker Entities unless a DealMaker Entity is explicitly excluded or alternative terms are supplemented, as indicated below.

1. Definitions

“Account” means Investment funds deposited in Customer’s account with a financial institution by (i) Customer’s investors directly, funded via wire or check or (ii) a third party payment processor, prior to the Closing of any transaction involving such investments.

“Closing” means the resolution of all applicable AML-related exceptions or discrepancies identified through any searches provided by third parties through Company or otherwise identified by or to Company for all transactions associated with an investment and the acceptance by the Customer of the investment associated with such transactions.

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“Closing Date” means the date of each Closing.

“Commencement Date” occurs in the month the Customer begins paying monthly subscription fees. If no Commencement Date is stated on the Order Form, monthly subscription fees are payable in the month following the Effective Date.

“Customer Payment Processing Account“ means a Customer’s account with a third party payment processor into which Customer deposits investment funds.

“DM Shareholder Management Technology” means DealMaker’s investor communication functionality technology and/or services provided by DealMaker.tech.

“Effective Date” is the date the Agreement is signed.

“Escrow Account” means Customer’s third party escrow account into which Customer directs investment funds from Investors.

“Improvements” means any improvements, updates, variations, modifications, alterations, additions, error corrections, enhancements, functional changes or other changes to the Software, including, without limitation: (i) improvements or upgrades to improve software efficiency and maintainability; (ii) improvements or upgrades to improve operational integrity and efficiency; (iii) changes or modifications to correct errors; and (iv) additional licensed computer programs to otherwise update the Software.

“Intended Purpose” means Customer’s use of the Software to raise capital online via technology or services provided by DealMaker.tech.

“Offerings” refers to online capital formation transactions completed by Company’s Customers or Customer’s clients, using the Software.

“Software” means the DealMaker™ cloud-based software program developed by Company, including its features, functionality, performance, application and use, any related printed, electronic and online documentation, manuals, training aids, user guides, system administration documentation and any other files that may accompany the Software used by the Customer.

“TOS” means the DealMaker.tech website terms of service located at https://www.dealmaker.tech/terms.

2. Term and Termination

2.1. Term

Unless otherwise stated in the Order Form, the Agreement will remain in effect from the Effective Date until the first day of the month following the completion of an Offering (“Term”). The Term for DMTA is set forth in the DMTA terms.

2.2. Billing Terms

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2.2.1. One-Time Advances/Setup Billing: Unless otherwise specified in the Order Form, one-time advances/setup charges are only invoiced once, prior to the commencement of Services. With the payment of these invoices, Services would begin.

2.2.2. Monthly Invoices: Unless otherwise specified in the Order Form, charges for monthly account management will be invoices monthly, in arrears, and reflect accountable expense totals for Services in advance of an offering's qualification or account management fees associated with ongoing services after the offering's qualification. These would continue to be invoiced monthly for the term of the Agreement.

2.2.3. DM Shareholder Management Technology Fees: DM Shareholder Management Technology is a service offered by DealMaker.tech. Unless otherwise specified in the DealMaker.tech or DMTA fee schedules to your Order Form, fees for use of the DM Shareholder Management Technology, when applicable, are invoiced monthly and the services can be canceled within any month upon written notice, effective the month following cancellation of DealMaker.tech services, except for DMTA Customers. Cancellation of fees for use of DM Shareholder Management Technology for DMTA customers is governed by the DMTA terms.

2.2.4. DealMaker Transactional Fees are incurred at the time of each transaction and charged on a monthly basis in arrears or collected at time of service, as specified in the Order Form.

2.2.5. Payment. DealMaker shall be compensated as set out in the Order Form. Unless otherwise specified in the schedules to the Order Form, required by a third party vendor or required by an applicable law or regulation, Customer will be invoiced on a monthly basis. Payment will be automatically debited from the Customer's, third party payment processor treasury account, bank account or credit card on file, with a receipt to be automatically delivered. Invoices will be available for the Customer to review upon request. In the event that any Customer payment fails, in respect of any invoice due and payable to a DealMaker Entity ("Aged Invoice"), Customer must reconnect its, third party payment processor treasury account, bank account or update credit card within fourteen (14) days and submit payment for any Aged Invoice. Unless Aged Invoices are cleared and accounts are brought back into good standing within 14 days, automated payouts and reconciliation reporting will be disabled. In the event the Aged Invoices are not cleared, or accounts are not brought back into good standing within 30 days, all services will be paused until payment is received and the Customer's, third party payment processor treasury account, bank account or credit card authorization is restored. DealMaker reserves the right to debit from Customer's credit card authorization on file or authorized payment account in respect of any Aged Invoice thirty days or older, unless the Customer disputes the charges in writing.

2.3. Termination

2.3.1. Termination for Cause. Customer or any DealMaker Entity may terminate this Agreement immediately for Cause, as to any or all Subscription services. “Cause” includes a determination that a party is acting, or have acted, in a way that has negatively reflected on or impacted or may negatively reflect on or impact the other party, its prospects, or its customers, including without limitation in a way that violates or causes a violation of applicable law or regulation. Upon termination for cause, there are no additional fees incurred. All prepaid unused fees would be returned.

2.3.2. Otherwise, an Agreement may only be terminated as follows:

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a. Material Breach: A party may terminate this Agreement upon sixty (60) days written notice if the breaching party fails to perform or observe any material term, covenant, or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied after sixty (60) days’ written notice of such failure from Company to Customer.

If the breach has not been cured within the sixty-day period, the non-breaching party may terminate this Agreement forthwith and may immediately exercise any one or more of the remedies available to it under the Terms of this Agreement, in addition to any remedy available at law. Any compensation paid to the Company prior to the qualification of an offering, if those expenses have not been incurred, would be returned by Company to the Customer;

b. Customer Default. If Customer defaults in performing its obligations under an Agreement, Company may terminate this Agreement (i) upon written notice if any material representation or warranty made by Customer proves to be incorrect at any time in any material respect or (ii) upon written notice, in order to comply with a legal requirement, if such compliance cannot be timely achieved using commercially reasonable efforts, after Company has provided Customer with as much notice as practicable; and/or

c. Right of Termination – Insolvency/Bankruptcy: A party may terminate an Agreement immediately, if the other party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, cessation of business, liquidation or assignment for the benefit of creditors, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency, or other similar law. In the event of Company insolvency, all of the Customer’s assets are immediately released.

(collectively, “Termination Reasons”)

Other than the Termination Reasons, unless explicitly stated otherwise, an Agreement may not otherwise be terminated prior to the end of the Term.

2.3.3. The termination of an Agreement as described herein shall not exclude the availability of any other remedies. Any delay or failure by either party to exercise, in whole or in part, any right, power, remedy or privilege shall not be construed as a waiver or limitation to exercise, in whole or in part, such right, power, remedy or privilege.

2.3.4. All terms of an Agreement, which should reasonably survive termination, shall survive, including, without limitation, confidentiality, limitations of liability and indemnities, arbitration and the obligation to pay compensation relating to services provided by the DealMaker Entity prior to termination.

3. Intellectual Property

3.1. Title. Company retains title to and sole ownership of the Software and all Improvements.

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3.2. Cloud-Based Software. The Software is cloud based. As such, the source and object code are located on servers outside of the Customer’s premises. Customer shall have no access to the facilities at which the Software is hosted.

3.3. Intellectual Property. All Intellectual Property, Intellectual Property Rights and distribution rights associated with or arising from Company’s Confidential Information including but not limited to the Software, remain exclusively with Company. “Intellectual Property” includes, without limitation, with respect to all DealMaker Products: all technical data, designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods and related technology, processes or other information, and all rights therein, including, without limitation, patents, copyrights, industrial designs, trade-marks and any registrations or applications for the same and all other rights of intellectual property therein, including any rights that arise from the above items being treated by the parties as trade secrets (the rights being “Intellectual Property Rights.”)

3.4. Restrictions.

3.4.1. Customer may not: (i) modify, enhance, reverse-engineer, decompile, disassemble or create derivative forms of the Software; (ii) copy the Software; (iii) sell, sub-license, lease, transmit, distribute or otherwise transfer rights in/to the Software; (iv) allow third-party use of the Software installed at the Site; or (v) pledge, hypothecate, alienate or otherwise encumber the Software to any third party.

3.4.2. Use of the Software is restricted to the Intended Purpose only. Customer agrees not to engage in any activity restricted by the TOS or transfer any information restricted by the TOS.

3.4.3. Customer acknowledges that unauthorized reproduction or distribution of the Software is expressly prohibited by law and may result in civil and criminal penalties. Violators may be prosecuted. Customer may not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Software, DealMaker website or any part thereof, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation.

3.5. Customer represents and warrants that any Customer assets or materials provided and the intended use thereof in accordance with the terms of each Agreement, will not infringe, violate, or misappropriate any third party rights, including without limitation, any copyrights, trademarks, trade secrets, privacy, publicity, or other proprietary or intellectual property rights.

3.6. Customer represents and warrants that Customer will not to bid on or use any DealMaker Entity trademarks, brand names, or any variations thereof in Customer’s paid search advertising campaigns. This includes, but is not limited to, Google AdWords, Bing Ads, and other search engine marketing platforms. Unless otherwise provided for in the Agreement, Customer shall not:

3.6.1.bid on or use our trademarks as keywords in Customer’s paid search campaigns;

3.6.2. include DealMaker Entity trademarks in Customer’s ad copy, display URL, or landing page URL; or

3.6.3. use any misspellings, variations, or confusingly similar terms to DealMaker Entity trademarks in Customer’s paid search activities;

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DealMaker reserves the right to monitor and enforce compliance with these trademark bidding restrictions.

4. Confidential Information

4.1. “Confidential Information” means any and all confidential or proprietary information of DealMaker or Customer, including affiliates thereof, which has been or may be disclosed by one party to this Agreement ( “Disclosing Party”) to the other party (“Receiving Party”), at any time prior to and during the Agreement Term, including, without limitation, the names of employees and owners, the names or other personally identifiable information of customers, business and marketing information, technology, knowhow, ideas, reports, techniques, methods, processes, uses, composites, skills, and configurations, intellectual property of any kind and all documentation provided by investors in the Offering. Without limiting the generality of the foregoing, DealMaker’s Confidential Information includes: (i) the Software; (ii) the computer code underlying the Software, including source and compiled code and all associated documentation and files; (iii) information relating to the performance or quality of the Software and services provided by the DealMaker Entity; (iv) the details of any technical assistance provided to Customer during the Term; (v) any other products or service made available to Customer by DealMaker during the Agreement Term; and (vi) information regarding DealMaker’s business operations including its research and development activities. All work product, pricing, Agreement terms and process information of either party exchanged with the other party to perform the terms of the Agreement is agreed to be Confidential Information, except that any logos or marketing references are not Confidential Information.

4.2. “Confidential Information” does not include information that: (i) is or has become generally known to the public without any action by the non-disclosing party; (ii) was known by either party prior to entering into the Agreement; (iii) was independently determined by either party; or (iv) was disclosed to the relevant party without restriction by a third party who, to the best of such party's knowledge and belief, had no obligation not to disclose such information.

4.3. Neither party may disclose Confidential Information without the express written consent of the other party, except as specifically contemplated in this Agreement.

4.4. Trade Secrets. Notwithstanding anything to the contrary herein, with respect to Confidential Information that constitutes a trade secret under the laws of any jurisdiction, such rights and obligations shall survive such expiration or termination until, if ever, such Confidential Information loses its trade secret protection other than due to an act or omission of the receiving Party or its Representatives.

4.5. By executing this Agreement, the Customer is providing written consent for DealMaker to disclose Confidential Information but only to the extent required to carry out the terms of this Agreement. Customer’s investors will be required to sign-in to the DealMaker.tech portal and agree to the DealMaker.tech TOS. The parties agree that this process shall not constitute a disclosure of “Confidential Information” as described in this section.

4.6. Notwithstanding anything in this section, Customer and DealMaker hereby agree that each party may use the other party’s logo for promotional purposes (“Logo Use”). The parties acknowledge that Logo Use does not include the use of any descriptive copy, all of which must be approved by Customer and DealMaker in writing. Except as provided for in this paragraph, nothing contained in this Agreement will be construed as granting Customer or DealMaker any right, title or interest in or to any or to use any of the other party’s Confidential Information. Customer or DealMaker may terminate Logo Use at any time, with or without cause, upon written notice to the other party. For any Customer conducting an offering using the DealMaker Software (i.e. Regulation A, Regulation CF, or public offerings), in which the offering is already in the public domain, Customer agrees that DealMaker may disclose Customer name and offering proceeds to third party data aggregators for the purpose of generating industry reports. Industry reports shall not include publication of Customer name or the amount raised.

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4.7. Authorized Disclosure. Each party may, without the consent of the other party, disclose Confidential Information to the extent reasonably necessary to comply with applicable regulatory demands or orders in connection with the purpose for which the Customer enters into this Agreement. Each party may disclose the existence of this Agreement and any relationship between the parties.

5. Exclusion of Warranties

5.1. Except as expressly stated in this Agreement, DealMaker makes no representations or warranties or covenants to Customer, either express or implied, with respect to the Software, services provided by the DealMaker Entity or with respect to any Confidential Information disclosed to Customer. DealMaker specifically disclaims any implied warranty or condition of non-infringement, merchantable quality or fitness for a particular purpose. Customer acknowledges that the Software is in continuous development and that it has been advised by DealMaker to undertake its own due diligence with respect to all matters arising from this Agreement. All services are provided on an "as is" and "as available" basis without any warranties, express or implied, including, without limitation, implied warranties of merchantability or fitness for a particular purpose, and DealMaker expressly disclaims all warranties. Customer agrees and understands that no DealMaker entity has any fiduciary duty to Customer.

5.2. No Improvements. Company is under no obligation to provide Improvements to the Software during the Term.

5.3. Any Improvements Gratuitous. Any Improvements provided by DealMaker to Customer from time to time during the Term shall be, unless otherwise stated, construed as being provided on a purely gratuitous basis and shall not give rise to any right or entitlement on the part of Customer, except as otherwise specifically provided in this Agreement. Any Improvements so provided shall be governed by the same terms and conditions applicable to the Software, as described herein, unless otherwise outlined in a fee schedule or addendum to this Agreement.

5.4. No Future Entitlement. Nothing in this Agreement shall be construed as creating any obligation on DealMaker to continue to develop, commercialize, offer, make available or support (i) the Software; or (ii) any feature, functionality or Improvement as may be encompassed in the Software from time to time during the Term, beyond the duration of the Term.

5.5. Company Templates and Samples are Provided with No Warranties. Customer may request access to DealMaker’s templates and resources to help organize and set up an offering or any communications related thereto. These resources may include template communications, educational packages, resources for the management of administrative and collaborative tasks, and best practices observed from other offerings and industries. Customer acknowledges and agrees that, by providing access to any documents, training, or resources, DealMaker is not rendering and shall not be deemed to have rendered any legal, tax, investment, or financial planning advice. Customer shall, as it deems necessary or advisable, consult its own legal, tax, investment, or financial planning advisers. All templates and samples are provided with no warranties whatsoever and by making use of such materials, Customer is agreeing to voluntarily assume any liability with respect thereto.

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6. Limitation and Exclusion of Liability

Unless otherwise specified herein, in no event is DealMaker’s liability for any damages on any basis, in contract, tort or otherwise, of any kind and nature whatsoever, arising in respect of this Agreement, howsoever caused, including damages of any kind and nature caused by DealMaker’s negligence or by a breach of contract or any other breach of duty whatsoever, to exceed the fees actually paid to DealMaker by Customer during the Term. Customer acknowledges that DealMaker has set its fees under this Agreement in reliance on the limitations and exclusions of liability set forth in this Agreement and such reliance forms an essential basis of this Agreement.

7. Indemnification

Applicability of Indemnification Clause: Customers of DMTA are bound by the separate indemnification clauses applying only to DMTA.

7.1. Indemnification by Customer. Customer shall indemnify and hold each DealMaker Entity, its affiliates and their respective members, officers, directors and agents (“Indemnified Parties”) harmless from any and all actual or direct losses, liabilities, claims, demands, judgements, arbitrations awards, settlements, damages, direct fees, costs and expenses ( including attorney fees and costs) (collectively “Losses”), resulting from or arising out of any third party suits, actions, claims, demands, investigations or similar proceedings (collectively “Claim”) to the extent they are based upon (i) a breach of this Agreement by Customer, (ii) the wrongful acts or omissions of Customer, (iii) Customer, or Customer’s clients’ engagement with DealMaker and any actions taken in conjunction therewith, including but no limited to usage of the Software, whether or not such activities are in accordance with Intended Usage or (iv) the Offering. “Losses” includes, losses arising from payment processing which are losses arising from chargebacks, clawbacks, payment reversals, fraudulent charges, insufficient credit, unauthorized charges, claims of Customer or third parties regarding payment disputes, and any other problems relating to card or ACH payments made for the benefit of Customer (“Payment Processing Losses”).

7.2. Indemnification by Company. The applicable DealMaker Entity shall indemnify and hold Customer, Customer’s affiliates and Customer’s representatives and agents harmless from any Losses resulting from or arising out of Claims to the extent they are based upon (i) such DealMaker Entity’s breach of this Agreement (ii) the negligence, fraud, bad faith or willful misconduct of the DealMaker Entity or (iii) DealMaker Entity’s failure to comply with any applicable laws in the performance of its obligations under this Agreement.

7.3. Indemnification Procedure. If any proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceedings and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in ensuing investigations, defense or settlement. The indemnifying party shall reimburse the indemnified party for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that indemnifying party will not be liable to indemnify and hold harmless or reimburse an indemnified party pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim resulted from the gross negligence or willful misconduct of such indemnified party. The Indemnifying Party will not settle, compromise or consent to the entry of a judgment in any pending or threatened Claim unless such settlement, compromise or consent includes a release of the indemnified parties satisfactory to the indemnified parties.

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7.4. Indemnified Party Limitation Of Liability. In no event shall the Indemnified Parties be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by Customer arising from or relating to the Agreement, an Offering, or any actions or inactions taken by an Indemnified Parties in connection with the Agreement, and the Customer agrees not to seek or claim any such damages under any circumstances.

7.5. Recovery of Payment Processing Losses. Notwithstanding anything to the contrary in this Agreement, upon Company giving Customer prior written notice of no less than five business days, DealMaker.tech shall have the right, in its sole discretion, to request Customer reimburse Company for Payment Processing Losses from Customer Account or from Customer’s Payment Processing Account, unless prohibited by law. Customer acknowledges and agrees that recovery of Losses from Customer’s Payment Processing Account will not serve as any limitation on the indemnification obligations of Customer under this Agreement or any remedy or claim that Company may be entitled to pursue against Customer in respect of such Losses.

8. Third Party Services

Customer may request introductions to DealMaker’s network of partners and vendors for the purpose of sourcing additional services (including but not limited to, a call center, marketing support, investment relations). Unless otherwise specified in writing, all engagements with third parties in this respect are to be made directly between the Customer and the vendor at the Customer’s discretion. Customer acknowledges and agrees that, by making such introductions, DealMaker is not recommending and shall not be deemed to have recommended any partner or vendor’s products or services or to have assumed any responsibility for Customer’s selection of any partner or vendor or procurement of such products or services.

Without limiting any other protection of DealMaker under this Agreement and notwithstanding anything to the contrary, DealMaker shall bear no responsibility or liability whatsoever in connection with any third party services provided by a vendor engaged by Customer, the decision to engage such vendors rests solely with the management of the Customer on the terms contracted between the Customer and such parties.

9. Escrow

Customer acknowledges that if Customer opens a third-party escrow account (either by Customer’s choice or as necessary to comply with applicable laws or regulations) in connection with the Company services, Customer will apply for escrow account with a DealMaker-approved escrow provider.

10. Customer Obligations

10.1. General

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10.1.1. Customer shall be responsible for providing Offering terms to its subscribers. Such disclosure shall include, but is not limited to the following material information: a method of Customer valuation, a description of the security available in the Offering, the risks related to the investment, whether there are existing investors and any additional capital expectations.

10.1.2. Customer is solely responsible for ensuring that the funds raised in the Offering are used, allocated or invested in accordance with the use of funds described in the Offering disclosure.

10.1.3. Customer acknowledges that following the final closing for the Offering, Customer will have sufficient liquidity (from the proceeds raised in the Offering or alternate Customer funds) to sustain Customer operations for that period of time which is clearly identified in the Offering disclosure or alternatively, until the next Customer funding round.

10.1.4. Nothing in this Agreement shall be construed to relieve the managers or officers of Customer from the performance of their respective duties or limit the exercise of their powers in accordance with the Customer's bylaws, operating and constituent documents, written supervisory procedures, applicable law or otherwise. The Customer bears ultimately responsibility for all decisions with regard to any matter upon which Company has rendered its services. The Company shall not and shall have no authority to control Customer or Customer's day-to-day operations, whether through the performance of the Company's duties hereunder or otherwise. The Customer's directors, managers, officers and employees shall retain all responsibility for Customer, and its operations as and to the extent required by Customer’s bylaws, operating and constituent documents, and applicable law. In furtherance and not in limitation of the above, and notwithstanding any other provision of this Agreement or of any other agreement, understanding or document that purports to have any contrary effect or meaning, the DealMaker shall not control, or have the right to control, directly or indirectly, the wages, hours, or terms and conditions of employment of the Customer.

10.1.5. Customer represents and warrants that it has all necessary rights, consents and authorizations to provide data to DealMaker in connection with the Offering and that such Customer Data sharing complies with all applicable laws, including but not limited to applicable privacy and data protection laws.

10.2. Privacy.

10.2.1. Notwithstanding any other provision of this Agreement, Customer shall not take or direct any action that would contravene, or cause the other party to contravene, applicable legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”). Customer shall, prior to transferring or causing to be transferred personal information to Company, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws, including any consents required from third parties pursuant to applicable Privacy Laws.

10.2.2. Customer acknowledges that, when used for an Offering, the Customer’s personalized Software dashboard (“Software Dashboard”) will contain personal identifying information (“PII”) of Customer’s investors. Customer is solely responsible for ensuring compliance with all applicable Privacy Laws when Customer (a) downloads and stores any PII obtained from the Software Dashboard and (b) provides Customer’s representatives with access to the Software Dashboard.

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10.2.3. Customer is solely responsible for notifying Company when any Customer representative is no longer working for the Customer and/or authorized to access the Software Dashboard for the Offering.

10.2.4 Customer shall cause all third parties with access to PII obtained from the Software Dashboard to execute agreements acknowledging the third parties’ obligation to comply with applicable Privacy Laws.

10.2.5. Customer has implemented and continually monitors and enforces an agreement or policy with its Customer representatives, employees and agents that addresses (i) confidentiality and security provisions for all data, including data obtained through the Software Dashboard and (ii) permitted and impermissible use of this data.

10.3. Bad Actor Checks

Customer agrees to provide DealMaker Entity with documentation verifying completion of bad actor checks in compliance with all applicable regulations (“Bad Actor Checks”). Customer shall provide DealMaker Entity with a copy of Customer’s Bad Actor Checks within thirty (30) days of the Effective Date of this Agreement, failing which, DealMaker Entity shall notify Customer in writing that it shall take steps to complete Customer’s Bad Actor Checks at Customer’s sole expense.

11. General Terms

11.1. Publications. Each party acknowledges that its name, logo(s) and a description of the general nature of this Agreement may be used in any press release, public announcement or public communication during and following the Term. Without limiting the generality of the foregoing, Company may publish such information on its websites and in its promotional materials.

11.2. Expenses. Customer shall reimburse DealMaker for all reasonable and documented out-of-pocket expenses incurred in connection with the Agreement, subject to the Customer's prior written approval.

11.3. General Cooperation. The parties shall with reasonable diligence do all such things and provide all such reasonable assurances and execute all such documents, agreements and other instruments as may reasonably be necessary for the purpose of carrying out the provisions and intent of any Agreement. The parties further acknowledge that the implementation of each Agreement will require the co-operation and assistance of each of them.

11.4. No Books And Records Obligations. Any and all obligations of Customer related to the storage of books and records remains the sole obligation of Customer. Company expressly disclaims any and all responsibility with respect to any regulatory or industry requirements with respect to the Customer’s obligations related to record keeping and maintenance.

11.5. Survival. These terms shall continue in effect until the expiration or termination of the Agreement, whichever is earlier. The provisions of these Terms of Service which should by their nature survive expiration or termination of this Agreement shall so survive.

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11.6. Currency. All currencies referred to herein are in US dollars.

11.7. Amendment and Waiver. Amendments to any Agreement, including any schedule or attachment hereto, shall be enforceable only if in writing and signed by authorized representatives of each of the applicable parties. A party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. No waiver of any breach of any terms or provisions of this Agreement is effective or binding unless made in writing and signed by the authorized representative of each of the parties.

11.8. Assignment: No party may assign an Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

11.9. Inurement. Each Agreement inures to the benefit of and is binding on each of the parties and their respective successors and permitted assignees, heirs and legal representatives.

11.10. Force Majeure. Excluding any obligations of a party to pay monies due hereunder, neither party will be responsible for any delay or failure in its performance or obligations under this Agreement due to causes beyond its reasonable control, including, without limitation, labor disputes, strikes, civil disturbances, government actions, fire, floods, acts of God, war, terrorism, or other similar occurrences (each, a “Force Majeure Event”); provided that the party affected by such Force Majeure Event (a) is without fault in causing such delay or failure, (b) notifies the other party of the circumstances causing the Force Majeure Event, and (c) takes commercially reasonable steps to eliminate the delay or failure and resume performance as soon as practicable.

11.11. Governing Law. Each Agreement is made in New York governed by and construed in accordance with the laws of the state of New York and the federal laws applicable therein. In connection with each Agreement, the Parties attorn to the jurisdiction of the courts of the State of New York.

11.12. Arbitration. Any and all controversies, claims, or disputes arising out of or relating to each Agreement, or the interpretation, performance, or breach thereof, including the scope or applicability of this provision to arbitrate (“Dispute”) shall be referred to senior management of the parties for good faith discussion and resolution. In the event the parties cannot resolve any Dispute informally, then such Dispute shall be submitted to confidential, final, and binding arbitration with venue in New York, NY, pursuant to the rules of the American Arbitration Association.

11.12.1. Arbitration Procedure. The arbitration shall take place in New York. The arbitration shall be before a single, neutral arbitrator who is a former or retired New York state or federal court judge. The arbitration may be initiated by any party by giving to the other party written notice requesting arbitration, which notice shall also include a statement of the claims asserted and the facts upon which the claims are based. Customer and Company each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waive any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees, and the decision of the arbitrator shall be final, binding and enforceable in any court.

11.12.2. Compelling Arbitration. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Notwithstanding this arbitration provision, either party shall be entitled to seek injunctive relief (unless otherwise precluded by any other provision of this Agreement) from any court of competent jurisdiction. If for any reason an action proceeds in court rather than in arbitration, it shall be brought exclusively in a state or federal court of competent jurisdiction located in New York and the parties expressly consent to personal jurisdiction and venue therein and expressly waive any right to trial by jury.

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11.12.3. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.13. Entire Agreement: Each Agreement including all schedules thereto, constitutes the entire agreement between the parties concerning the applicable subject matter and supersedes all prior or collateral agreements, communications, presentations, representations, understandings, negotiations and discussions, oral or written.

11.14. Headings: Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

11.15. Number and Gender. Words importing the singular mean the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa.

11.16. Severability. If any term, covenant, condition or provision of an Agreement is held by a court or arbitrator(s) of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court or arbitrator(s) only to the extent deemed necessary by that court or arbitrator(s) to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

11.17. Notices. Any notice required to be given pursuant to an Agreement shall be in writing and delivered by electronic mail, addressed to the appropriate party. Any notice given is deemed to have been received on the date on which it was delivered if a business day, or, failing that, on the next business day. To the fullest extent permitted by applicable law, all amendments to the Agreement and all notices, requests, waivers or other communications regarding Customer's account and/or Customer's use of the Service ("Communications") may be provided to Customer electronically and Customer hereby agrees to receive all Communications from Provider in electronic form. Communications may, at DealMaker's election, be (a) delivered to Customer's e-mail address, (b) displayed on a screen notice visible at login, or (c) posted on the pages within the DealMaker product. In addition to the forgoing, Communications may also be sent by either party in writing via express courier to the address set forth on the Order Form.

11.18. Testimonials. Customer acknowledges that DealMaker’s materials may from time to time include testimonials, real world experiences and insights or opinions about other people’s experiences with DealMaker (“Examples”) and that this information is for illustration purposes only. Customer further acknowledges that campaigns are affected by a variety of factors including but not limited to time, external global events, varying business plans, different industries, and that these Examples are in no way a representation or guarantee that current or future customers will achieve the same or similar results.

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11.19. DealMaker reserves the right to update or modify these terms and conditions at any time. Changes will be effective when posted on our website. You are responsible for reviewing the Terms & Conditions. Continued use of our services after changes take effect constitutes acceptance of the revised Terms & Conditions.

DealMaker Additional Terms Applicable to Certain DealMaker.tech Services: Third Party Payment Processing, AML/KYC Background Checks, Accreditation Verification and Analytics, Marketing Review Tool.

The following sections of the Terms only apply to those DealMaker.tech Customers who purchase the specific services noted.

12. Background Checks: AML compliance and “clearing”

DealMaker’s integrated AML searches are tools provided to Customer to assist Customer (or its agents) in complying with applicable obligations related to KYC/AML regulations. Company is not engaged to perform and will not perform, and shall not be deemed responsible for performing, any services related to reviewing or analyzing search results, sources of funds or wealth, or making any determination as to whether Customer has complied with its obligations under applicable anti-money laundering legislation and regulations or as to whether any prospective investor poses any risk of money laundering, terrorist financing, or other criminal or suspicious activity. Customer and/or its agents (including counsel or broker dealer as applicable) shall bear primary responsibility to determine compliance with applicable AML legislation and regulation and shall assist in the clearing of any AML exceptions. Customer’s KYC/AML clearing obligations may require Customer to undertake efforts to ensure that individual and corporate investors provide applicable identity verification, explanations of adverse regulatory/disciplinary/bankruptcy history or media reports, confirmation of false positive results, or other documents or information required for AML purposes. DealMaker.tech’s AML searches are limited by capabilities and design of products and services of the third parties DealMaker.tech engages to perform such searches, including limitations on the search methodology, matching logic, data sources, and information accuracy.

13. Regulation D, 506(c) Accredited Investor Verification

13.1. Customer may engage either Company or a third party (each a "Reviewer") to assist Customer in complying with applicable obligations related to accredited investor verification pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act (“Regulation D”). If Reviewer is Company, Company shall review investor submissions and uploaded documentation on the DealMaker portal and make a determination as to whether Customer has complied with its obligations to verify accredited investors (as defined by Rule 501 of Regulation D promulgated under the Securities Act) (“DM Verification”). Customer acknowledges that Company may contact investor for the purpose of accredited investor verification and that Customer has obtained investor’s consent to receive communications from Company and/or DealMaker regarding investor’s accreditation verification. If Reviewer is a third party, Company will not perform, and shall not be deemed responsible for performing, any services related to reviewing or analyzing search results, sources of funds or wealth, or making any determination as to whether Customer has complied with its obligations to verify accredited investors (as defined by Rule 501 of Regulation D promulgated under the Securities Act).

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13.2. Company does not make and hereby disclaims any warranty, expressed or implied with respect to the information provided through DM Verification. Company does not guarantee or warrant the correctness, merchantability, or fitness for a particular purpose of the information provided through DM Verification. Customer acknowledges that:

13.2.1. DM Verification shall not include accreditation verification of non-U.S. investors (“foreign accredited investors”) who may be subject to foreign accreditation verification requirements.

13.2.2. DM Verification is conducted using a variety of third party database searches, public record services and user submissions. Company cannot represent or warrant that the data provided will be 100% accurate, complete or up to date. The data is time sensitive, and Company provides the information as is. Public records may be incomplete, out of date or have errors.

13.2.3. The results of a DM Verification search for any type of personal verification should be interpreted cautiously. Criminal and civil record search results may not provide a complete or accurate representation of a person's criminal background or civil judgment history. Records are available for the majority, but not all, of states and counties. Records can be incomplete, contain inaccuracies or false matches.

13.2.4. Company is not a consumer reporting agency as defined in the Fair Credit Reporting Act ("FCRA"), and the information in DealMaker.tech’s databases has not been collected in whole or in part for the purpose of furnishing consumer reports, as defined in the FCRA. CUSTOMER SHALL NOT USE DM VERIFICATION SERVICES AS A FACTOR IN (1) ESTABLISHING AN INDIVIDUAL'S ELIGIBILITY FOR PERSONAL CREDIT OR INSURANCE OR ASSESSING RISKS ASSOCIATED WITH EXISTING CONSUMER CREDIT OBLIGATIONS, (2) EVALUATING AN INDIVIDUAL FOR EMPLOYMENT, PROMOTION, REASSIGNMENT OR RETENTION, OR (3) ANY OTHER PERSONAL BUSINESS TRANSACTION WITH ANOTHER INDIVIDUAL.

13.2.5. Customer assumes all risks arising from its use or disclosure of DM Verification information Company provides to Customer.

13.2.6. DM Verification Services are provided in English only. Customer acknowledges that data provided in any other language will require a certified translation which Customer shall pay for, or alternatively, reject the investment.

13.2.7. Notwithstanding anything in the DealMaker Terms of Service, Customer agrees that it shall indemnify, defend and hold harmless Company, its officers, directors, employees and agents, and the entities that have contributed information to or provided services for DM Verification against any and all direct or indirect losses, claims, demands, expenses (including attorneys' fees and cost) or liabilities of whatever nature or kind arising out of Customer’s use of the information provided by DM Verification and Customer’s use or distribution of any information obtained therefrom, except for losses caused exclusively and directly by Company’s gross negligence, fraud, bad faith or wilful misconduct.

13.2.8. THE DM VERIFICATION SERVICES AND INFORMATION ARE PROVIDED "AS-IS" AND "AS AVAILABLE" AND NEITHER COMPANY NOR ANY OF ITS DATA SUPPLIERS REPRESENTS OR WARRANTS THAT THE INFORMATION IS CURRENT, COMPLETE OR ACCURATE. COMPANY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE PERFORMANCE OF THE WEBSITE OR OUR SERVICES, AND THE ACCURACY, CURRENCY, OR COMPLETENESS OF THE INFORMATION, INCLUDING (WITHOUT LIMITATION) ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Customer acknowledges that these disclaimers are an integral part of this Agreement, and that Company would not provide DM Verification services if Customer did not agree to these disclaimers.

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14. Third-Party Payment Processing

14.1. For the processing of electronic payments (including bank-to-bank payments, credit card, etc.), the Company may submit material(s) and or application(s) to partner third-party payment processors on behalf of the Customer. Upon approval, the Company will enable the partner processors’ intake form/system within the Customer’s online DealMaker.tech portal.

14.2. Customer acknowledges that Company makes no guarantee that Customer will be approved by any third party, and approval is subject to each third party’s sole discretion, including, to the extent applicable, its due diligence and compliance policies and procedures. Use of payment processing service(s) is further contingent on the mutual acceptance by Company and Customer of each third party’s respective terms, service agreements, and fees (including fees for merchant processing account and ongoing maintenance, which may be applied on a per-issuer basis) to be included as an addendum to this Agreement and/or presented to Customer for acceptance at the time Customer engages third party, and as updated from time to time. Note holdback periods may apply for electronic payment transfer methods, as enforced by processors. Company shall not be deemed responsible for delivery or any interruption or cessation of any services provided by any third party.

14.3. All transactions must clear prior to being made available to Customer. US Federal regulations provide investors with 60 days to recall funds. Customer remains liable to immediately and without protestation or delay return any funds recalled by investors for whatever reason.

14.4. Customer agrees that funds deposited into Customer’s Account shall remain in Customer’s Account and shall not be withdrawn by Customer or a person authorized by Customer, from the Customer’s Account prior to Closing.

14.5. Company reserves the right to deny, suspend or terminate participation of any investor in the offering to the extent Company, in its sole discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations, best practices, or the protection of its reputation.

14.6. Holdbacks. The Customer hereby acknowledges that certain terms apply in respect of electronic or credit card payment to cover against chargebacks and/or rescission (“Chargeback”). Chargeback windows can vary in duration and amount. For this reason, a holdback is applied to all funds processed online and deposited in Customer Payment Processing Account. Company shall have the right, in its sole discretion, to revise the amount and duration of any holdback. Unless otherwise advised in writing prior to the Effective Date, the holdback is 5.00% of payments processed, for a ninety (90) day period.

14.7. In the event that a Customer’s investor disputes, through their financial institution, a subscription payment made using electronic or credit card payments (“Chargeback Dispute”), Customer acknowledges that:

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14.7.1. If the Chargeback Dispute is initiated by a subscriber before the Customer has accepted the subscriber’s investment, the Company shall refund the subscriber, and no further action will be taken.

14.7.2. If the Chargeback Dispute is initiated by a subscriber after the Customer has accepted the subscriber’s investment, the Company shall:

14.7.2.1. notify the Customer within twenty-four (24) hours of the Chargeback Dispute; and

14.7.2.2. Provide Customer with five (5) business days to resolve the Chargeback Dispute directly with the subscriber.

14.7.3. If, after (5) business days, the subscriber and Customer fail to resolve the Chargeback Dispute, Company will submit evidence contesting the Chargeback Dispute, on behalf of the Customer.

14.7.4. Customer agrees to promptly notify Company upon receipt of any Chargeback Dispute notifications, provide all necessary information and documentation requested by the Company to support the Chargeback Dispute and refrain from directly engaging with the payment processor or any other third party regarding the Chargeback Dispute.

14.7.5. Customer acknowledges that contesting a Chargeback Dispute may require the Company to share certain transaction details with third party payment processors. The Customer agrees to (a) only share information necessary to contest the Chargeback Dispute and (b) comply with all applicable data protection and privacy laws when handling Customer data and providing Customer data to Company related to the Chargeback Dispute.

14.7.6. For the avoidance of doubt, although the Company will make best efforts to represent the Customer in contesting a Chargeback Dispute, Company shall not be liable for and bares no responsibility whatsoever for:

14.7.6.1. The outcome of the Chargeback Dispute;

14.7.6.2. Any fees or penalties imposed by payment processors or financial institutions as a result of the Chargeback or Chargeback Dispute; or

14.7.6.3. Any loss of revenue or business opportunity resulting from the Chargeback or Chargeback Dispute.

15. Analytics

15.1. Data and Analytics. Company reserves the right to collect data relating to Customer’s usage of the Software during the Term. Without limiting the generality of the foregoing, Company may collect information relating to: (i) Software use (including the number of users, duration of usage sessions, and number of transactions initiated or completed using the Software); (ii) error information (including error messages and any feedback text submitted via any in-application feedback form); (iii) performance data (including software run time); (iv) user experience information (including time spent on each page of the user interface); and (v) license status information (including confirmation of license activation status).

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Customer shall have the right to access and use data relating to its usage of the Software for its own purposes, as available through the online dashboard or other reports provided by Company. Customer retains all right, title and interest in AI outputs generated from Customer usage of the Software. Company grants Customer a worldwide, perpetual license to use such AI outputs for Customer's business, subject to third party rights and applicable laws and regulations.

16. Marketing Review Tool

16.1. DealMaker’s integrated third party marketing review tool is made available to Customer (or its agents) to review Customer’s marketing materials and assist Customer in complying with applicable marketing regulations (“Marketing Review Tool”). If reviewer is Company, Customer may request that a DealMaker Entity assistant Customer with uploading documentation into the Marketing Review Tool but Company will not perform, and shall not be deemed responsible for performing, any services related to reviewing or analyzing search results. Company is not engaged to perform and will not perform and shall not be deemed responsible for making any determination as to whether Customer has complied with its obligations under applicable marketing regulations based on information provided by the Marketing Review Tool. Customer and/or its agents (if so designated) shall be responsible for reviewing the results and determining compliance with applicable marketing legislation and regulations.

16.2. Use of the Marketing Review Tool is contingent upon Customer’s acceptance of third party provider’s terms and fees (if applicable) to be presented to the Customer at the time Customer initiates engagement with the Marketing Review Tool.

16.3. Company does not make and hereby disclaims any warranty, express or implied with respect to the information provided through the Marketing Review Tool. Customer acknowledges that (i) Company does not guarantee or warrant the correctness, merchantability or fitness for a particular purpose of the information provided through Marketing Review Tool; (ii) Marketing Review Tool is PROVIDED "AS-IS" AND "AS AVAILABLE" AND NEITHER COMPANY NOR ANY OF ITS THIRD PARTY SUPPLIER REPRESENTS OR WARRANTS THAT THE INFORMATION IS CURRENT, COMPLETE OR ACCURATE; and (iii) Customer assumes all risks arising from Company or its agents’ use of the Marketing Review Tool.

16.4. Notwithstanding anything in the DealMaker Terms of Service, Customer agrees that it shall indemnify, defend and hold harmless Company, its officers, directors, employees and agents, and affiliates that have contributed information to or provided services related to the Marketing Review Tool against any and all direct or indirect losses, claims, demands, expenses (including attorneys' fees and cost) or liabilities of whatever nature or kind arising out of Customer’s or its agent’s use of the Marketing Review Tool and Customer’s use or distribution of any information obtained therefrom.

Enterprise Customer Terms

For DealMaker Customers who have signed an Enterprise Order Form, the Terms apply, as well as the following additional terms. If you are not an Enterprise Customer, these additional terms do not apply to you:

17. Definitions

“Enterprise Customer” means a Customer that has entered into an Enterprise Order Form.

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“License” means the Company’s grant to Enterprise Customer of a non-exclusive, non-transferable license for use of the Software by an unlimited number of individual users. Company will designate a DealMaker Enterprise Account to Enterprise Customers with a License.

“Intended Purpose” For the purposes of this section, Intended Purpose also includes usage by issuers invited by Enterprise Customer to use Enterprise Customer’s Enterprise Account for the above-described purpose.

“Software” as it pertains to this section, shall also include any related printed, electronic and online documentation, manuals, training aids, user guides, system administration documentation and any other files that may accompany the Software licensed by Enterprise Customer.

18. SLA

18.1. It is expressly understood and agreed that the Company shall determine its capacity to offer consulting services, only to such extent and at such times and places as may be mutually convenient to the parties. Company shall be free to provide similar services to such other business enterprises or activities as the Company may deem fit without any limitation or restriction whatsoever.

19. Licensed Intermediary Terms.

If Enterprise Customer is a licensed Intermediary (as defined below), the following additional terms apply:

A.	Books and Records

Books and Records. Any and all obligations of Customer related to the storage of books and records including but not limited to, obligations in accordance with Sections 17(a)(1), 17(a)(3) and 17(a)(4) of the Securities Exchange Act of 1934 ("Exchange Act" or "SEA") remain the sole obligation of Customer and its clients. Company expressly disclaims any and all responsibility with respect to any regulatory or industry requirements with respect to the Customer and its clients’ obligations related to record keeping and maintenance.

B.	Regulation CF Offerings

i. Obligations of the Customer (acting as a Licensed Intermediary):

Where Customer using the Software has been engaged by its client to (i) act as a Broker-Dealer and a licensed Intermediary pursuant to Regulation CF, 17 C.F.R. Part 227 (the “Regulation CF”), or (ii) act as a registered Funding Portal and licensed Intermediary pursuant to Regulation CF, in a transaction involving the offer or sale of securities in reliance on section 4(a)(6) of the Securities Act (15 U.S.C. 77d(a)(6)), Customer shall comply with the requirements of Regulation CF (“Licensed Intermediary”). For greater certainty, this includes the requirements that Customer shall:

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1. Register with the Securities and Exchange Commission (“Commission”) as either (i) a broker or (ii) a Funding Portal under section 15(b) of the Exchange Act (15 U.S.C. 78o(b)), pursuant to Regulation CF, §227.400;

2. If registering with the Commission as a Funding Portal, refrain from:

a. Offering investment advice or recommendations;

b. Soliciting purchases, sales or offers to buy the securities displayed on its platform;

c. Compensate employees, agents, or other persons for such solicitation or based on the sale of securities displayed or referenced on the DealMaker Software used by the Intermediary; or

d. Hold, manage, possess, or otherwise handle investor funds or securities.

(Regulation CF, §227.300(2)(c))

3. Verify that no director, officer or partner of Customer, or any person occupying a similar status or performing a similar function has a prohibited “financial interest in an issuer” as the term is defined in Regulation CF, §227.300(b);

4. Have a reasonable basis for believing that Customer’s client seeking to initiate an offering of securities under the Regulation has a reasonable basis for keeping accurate records of security holders and is not disqualified to offer securities pursuant to Regulation CF, §227.301(c);

5. Make available to SEC and to the public, the disclosure required by Regulation CF, §227.201 and §227.303;

6. Provide educational materials to all investors, pursuant to Regulation CF, §227.302(b);

7. Verify that Customer’s clients are not disqualified from offering securities pursuant to Regulation CF, §227.100(b);

8. Only accept an Investor into an offering after (1) the Investor opens an account with Customer, (2) the Investor consents to electronic delivery and the review of the educational materials regarding the offering and (3) Customer has a reasonable basis to believe that the Investor meets the investment limitations in Regulation CF pursuant to Regulation CF, §227.302 and §227.303.;

9. Provide communication channels by which Investors who have opened accounts can communicate with one another and with representatives of the Customer about offerings made available through the Customer or its clients, pursuant to Regulation CF, §227.303(c); and

10. Provide Investors the opportunity to reconsider their investment decision and to cancel their investment commitment until 48 hours prior to the new offering deadline, pursuant to Regulation CF §227.304

11. Provide Investors with notice of material changes as described in Regulation CF, §227.304 (“Notice”), including but not limited to notice that the investor's investment commitment will be canceled unless the investor reconfirms his or her investment commitment within five business days of receipt of the Notice.

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12. If registering with the Commission as a Funding Portal, comply with the Conditional Safe Harbor provisions in Regulation CF, §227.402; and

13. If registering with the Commission as a Funding Portal, implement written policies and procedures reasonably designed to achieve compliance with federal securities laws and the rules and regulations thereunder, relating to its business as a Funding Portal, as required by Regulation CF, §227.402(a).

14. If registering with the Commission as a Funding Portal, manage any reconciliation or reporting questions with the Issuer directly.

(“Regulation CF Requirements”)

For greater certainty, the parties acknowledge that Company shall bear no responsibility for or liability whatsoever in connection with the Regulation CF Requirements and Customer shall be solely responsible for ensuring that Customer and its clients comply with Regulation CF.

Further Assurances. When Customer or its clients use the Software for an offering in reliance on Regulation CF, Customer shall verify that:

1. The issuer has filed a Form C Offering Statement with the SEC, as described in Regulation CF, §227.203(a), prior to making an offering to the public pursuant to Regulation CF;

2. Issuer complies with marketing and advertising requirements of Regulation CF, §227.204;

3. Provider is notified of any investor who, having received Customer's Notice pursuant to Regulation CF §227.304, opts-out of their investment and whose investment must therefore be refunded;

4. Signed and funded subscription agreements, executed by investors who have cleared AML/KYC, are reviewed by the Customer prior to countersignature;

5. The aggregate amount of all securities sold to all Investors by the Issuer in a single offering during a 12-month period shall not exceed $5,000,000; and

6. Non-accredited Investors (as defined by Rule 501, CFR §230.301) investing in the offering pursuant to Regulation CF do not exceed the maximum investment permitted in a 12-month period per Regulation CF, §227.100.

Payments To Escrow. Customer acknowledges that it shall direct all payments from Investors in respect of a Regulation CF offering to Issuer’s Escrow Account. Customer is responsible for (1) applying for escrow account with a DealMaker-selected Escrow Provider; (2) configuring instructions in the DealMaker Software to ensure that all payments are directed to the appropriate Escrow Account; (3) using the DealMaker.tech application to manage closings pursuant to the DealMaker user guide and (4) coordinating with the escrow company managing the Escrow Account to disburse funds upon request from the issuer.

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C. Regulation A/A+ Offerings

Obligations of the Customer. Where Customer has been engaged by its client as a broker-dealer in connection with an offering pursuant to Regulation A, 17 C.F.R. Parts 230.251-230.263 (“Regulation A”), the Customer shall verify that:

1. Customer shall complete a reasonable due diligence ensuring no anti-fraud or civil liabilities provisions of federal securities laws have been violated. As such, Customer shall maintain a Due Diligence file including the Issuer Agreement (or Selling Agreement); organizational, constating, financial, and administrative support to accept such Issuer engagement; and Issuer’s Offering Memoranda, Subscription Document. Further, the Due Diligence folder shall evidence the collection of such documents in a form as described in Customer’s Written Supervisory Procedures (“WSPs”). Customer shall create and maintain customer files, including new account, accredited investor, or qualified purchaser questionnaires, including Investor attestations.

2. Issuer has filed a Form 1-A Offering Statement with the SEC, as described in Regulation A, §230.252 and §239.90, prior to making an offering to the public pursuant to Regulation A;

3. Issuer complies with marketing and advertising requirements of 17 C.F.R. Part II, Securities and Exchange Commission and the SRO, FINRA, including but not limited to, setting up the issuer landing page for the Offering website.

4. Signed and funded subscription agreements, executed by investors who have cleared AML/KYC, are reviewed by the Customer and a recommendation is made by Customer to Issuer regarding countersignature.

5. Prior to enabling countersignature:

a. Issuer has provided written confirmation to Customer that it has BlueSky notice filed in each state, as applicable depending on the states in which the securities are offered and whether the offering is conducted pursuant to Tier 1 or Tier 2 of Regulation A §230.252; and

b. For the first 25 days of an offering, Customer will monitor investors until the issuer has provided written confirmation that all state BlueSky requirements have been met for the 53 US jurisdictions.

6. Issuer and Issuer counsel have taken the steps required to review non-US investors, as required by the applicable international regulations.

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DEALMAKER SECURITIES LLC (“DMS”) CUSTOMER TERMS

For any DealMaker Securities Customer, the following additional terms also apply:

Broker-Dealer Agreement. These terms and conditions for DealMaker Securities LLC (“DMS Terms”), along with the Order Form and schedules attached to the Order Form create a binding agreement by and between the Customer who has signed the Order Form (“DMS Customer”), and DealMaker Securities LLC, a FINRA-registered Broker-Dealer (“DMS”)(the “DMS Agreement”), as of the Effective Date. DMS Customer may also be considered a Customer of the other DealMaker Entities, depending on the services the Customer purchases.

DMS is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Rules 506(b) and 506(c) of Regulation D under the Securities Act of 1933 (the “Securities Act”); Regulation A under the Securities Act (“Regulation A”); Regulation CF under the Securities Act (“Regulation CF”) and others. DMS Customer is offering securities directly to the public in an offering exempt from registration under either Regulation A or Regulation CF (the “Offering”). DMS Customer recognizes the benefit of having DMS provide advisory and other services as described herein, on the terms hereof.

Capitalized terms used but not defined in these DMS Terms have the meanings set forth in the Order Form or the Terms. In the event of a conflict between the Terms and the DMS Terms, the DMS Terms shall control.

1. Appointment & Termination

DMS Customer hereby engages and retains DMS to provide operations and compliance services at Customer’s discretion/ subject to DMS’s approval as a FINRA-registered broker-dealer. DMS Customer acknowledges that DMS obligations hereunder are subject to (a) DMS’s acceptance of DMS Customer as a customer following DMS’s due diligence review and (b) if applicable, issuance by the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance of a no objection letter for the Offering.

In addition to the Termination Reasons, DMS may terminate this DMS Agreement if, at any time after the commencement of DMS’s due diligence of the potential DMS Customer, DMS reasonably believes that is not advisable to proceed with the contemplated Offering.

2. Services

DMS will perform the services listed on the Order Form in connection with the Offering (the “Services”).

3. Fees

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As payment for the Services, DMS Customer shall pay to DMS such fees as described in the Order Form. Commissions are earned once the DMS Customer’s investors are reviewed by DMS. DMS Customer’s acceptance of an investor completes DMS's service obligation at which time fees are due and payable to DMS. DMS Customer authorizes DMS to deduct any fees owing directly from the DMS Customer’s bank account or third-party escrow account (if Customer has engaged an escrow provider). In the event this DMS Agreement is terminated in accordance with paragraph 1 of the DMS Terms, any advance against accountable expenses anticipated to be incurred, shall be refunded to the extent said expenses are not actually incurred as of the termination date.

4. Regulatory Compliance

a. DMS Customer and all its third-party providers shall at all times (i) comply with direct reasonable requests of DMS: (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA corporate filing fee) in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Customer shall comply with and adhere to all DMS policies and procedures.

b. DMS Customer shall at all times disclose all compensation received by any third party promoters (including but not limited to social media influencers) in connection with the Offering, in accordance with applicable rules and regulations.

c. DMS Customer and DMS will have shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting an Investor will be the sole decision of the DMS Customer. Each Investor will be considered to be that of the DMS Customer and NOT that of DMS. DMS Customer shall advise DMS of each Investor who shall not be accepted into the Offering.

d. DMS Customer and DMS shall each supervise and train their respective employees, agents, representatives and independent contractors in the performance of functions allocated to them pursuant to the terms of this DMS Agreement.

e. DMS Customer may request DMS assistance with preparation of the Form C for the Offering and guidance on filing the Form C for the Offering in the SEC-Edgar system, but DMS Customer is ultimately responsible for the review and filing the Form C related to the Offering. In the event that DMS Customer files a Form C-W or Form 1-A-W withdrawing its filing in relation to its Offering, DMS Customer agrees to the prompt return to investors of all funds received from investors.

f. DMS Customer agrees to

●	Provide accurate, complete, and timely information through the online form provided. The filing creation timeline will commence only upon receipt of all required information
●

Review all filings with their securities counsel to ensure accuracy before each EDGAR filing. DealMaker Securities, LLC is not liable for errors, omissions, or inaccuracies in filings due to incomplete or inaccurate information provided by the Customer.

●	Submit requested revisions within the specified review windows, as additional rounds or delays may incur further fees and impact timelines.

g. If either DMS Customer or DMS receives material communications (orally or in writing) from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of either party’s obligations thereunder, the receiving party shall promptly provide said communications to the other party, unless such notification is expressly prohibited by the applicable Governmental Authority.

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h. DMS Customer is responsible for the preparation of financial statements using the going concern basis of accounting and required disclosures alerting investors about any underlying financial conditions and management’s plans to address them. DMS Customer will provide evidence of sufficient financial wherewithal as part of the diligence process, and in some cases on-going, as requested by DMS in its due diligence process and enhanced due diligence processes. The amount of sufficient financial wherewithal is subject to the DMS Customer's specific facts and circumstances and will be evaluated during the due diligence process. DMS Customer acknowledges that it must maintain at least six months of operating capital and update investor disclosures to reflect any change in operating capital below this threshold. DMS Customer acknowledges that these updates to investors disclosures will be made in accordance with the advice of the DMS Customer’s professional advisors.

i. DMS Customer is solely responsible for confirming that DMS Customer is authorized to use or wholly owns all DMS Customer intellectual property used in connection with the Offering.

j. DMS Customer maintains responsibility for acting as the securities registrar or engaging a separate registrar for its corporate securities issuance and ownership records, if not using DMTA.

5. Role of DMS

DMS Customer acknowledges and agrees that it relies on its own judgment in engaging DMS Services. DMS Customer understands and agrees that (i) DMS is not assuming any responsibility for the DMS Customer’s underlying business decision to pursue any business strategy or effect any Offering; (ii) DMS makes no representations with respect to the quality of any investment opportunity in connection with the Offering (iii) DMS does not guarantee the performance to or of any Investor in the Offering, (iv) DMS does not guarantee the performance of any third party which provides services to DMS or DMS Customer with respect to the Offering), (v) DMS will make commercially reasonable efforts to perform the Services pursuant to this DMS Agreement, (vi) DMS is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about the Offering, does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any Offering, (vii) DMS Services in connection with this DMS Agreement should not be construed as creating a partnership, joint venture, or employer-employee relationship of any kind, (ix) Services in connection with this DMS Agreement that require registration as a FINRA/SEC registered broker-dealer shall be performed exclusively by DMS or an associated person of DMS, (x) DMS is not providing any accounting, legal or tax advice, and (xi) will use “commercially reasonable efforts” to perform Services pursuant to this DMS Agreement but that this shall not give rise to any express or implied commitment by DMS to purchase or place any of the DMS Customer’s securities. DMS Customer explicitly acknowledges that DMS shall not and is under no duty to recommend DMS Customer’s security and DMS is not selling DMS Customer’s security to retail investors.

6. Indemnification

Insufficient Funding For A Claim. If the foregoing indemnification or reimbursement is judicially determined to be unavailable or insufficient to fully indemnify and hold harmless DMS as an indemnified party against a Claim, the DMS Customer will contribute to the amount paid or payable by an indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Offering to the Company, on the one hand, and the indemnified party, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the DMS Customer on the one hand and the indemnified party on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all indemnified parties towards all Claims and DMS Customer losses, exceed the actual fees received by DMS pursuant to the DMS Agreement.

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7. Witness Reimbursement

In the event that DMS or any of its employees, officers, directors, affiliates or agents are requested or required to appear as a witness or subpoenaed to produce documents in any action in which the DMS Customer or any of its affiliates is a party to and DMS is not, the DMS Customer will reimburse DMS for all expenses incurred by its employees, officers, directors, affiliates or agents in preparing for and appearing as a witness or producing documents, including the reasonable fees and disbursements of legal counsel.

8. Notices

Any notices required by the agreement shall be in writing and shall be addressed and delivered via email at the email address included in the Order Form.

9. Confidentiality and Mutual Non-Disclosure:

Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government entities from obtaining, reviewing, and auditing any information, records, or data of either party containing Confidential Information, as defined in this Agreement.

Disclosure and Retention Of Confidential Information.  DMS is hereby expressly permitted by DMS Customer to disclose Confidential Information to third parties involved in the Offering contemplated herein, provided that DMS Customer has been informed of such disclosure in advance and has approved such disclosure (either orally or in writing). DMS may retain one copy of the DMS Customer’s Confidential Information to the extent necessary to comply with industry-specific document retention rules and other regulations, and in an archived computer backup system stored as a result of automated backup procedures for compliance purposes. DMS Customer acknowledges that regulatory recordkeeping requirements, as well as securities industry best practices, require DMS to maintain copies of practically all data and communications, even after this Agreement is terminated.

10. Miscellaneous

10.1. FINRA Arbitration Rules Apply To DMS Customers. Notwithstanding anything to the contrary in this Agreement, ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION BETWEEN THE DMS Customer AND DMS DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR BREACH THEREOF required or allowed to be conducted by the Financial Industry Regulatory Authority’s (“FINRA”) rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA Staff to whom such Director has delegated authority. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

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10.1.1. This Agreement contains a pre-dispute arbitration clause.

10.1.2. Except as otherwise provided in this Agreement, all parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

10.1.3. Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

10.1.4. The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

10.1.5. The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

10.1.6. Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

10.1.7. The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

10.1.8. The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

10.1.9. As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the DMS Customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

10.2. DMS Customer Identifying Information. Pursuant to the requirements of Title III of Pub. L. 107-56 (the USA Patriot Act), as amended (the “Patriot Act”) and other applicable laws, rules and regulations, DMS is required to obtain, verify and record information that identifies the DMS Customer which information includes the name and address of the DM Customer and other information that that allows DMS to identify the DMS Customer in accordance with the Patriot Act and other such laws, rules and regulations.

10.3. Affiliates of DMS: DMS Customer acknowledges that agreements with DMS affiliates (also referred to as DealMaker Entities in this Agreement), if any, shall be governed by the DMS affiliates’ applicable terms of service and exclusive remedy for Marketing Services to recover any Losses against Customer in respect of the Agreement.”

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DEALMAKER REACH, LLC CUSTOMER TERMS

For usage of DealMaker Marketing Services, the following additional terms apply to you (“Marketing Services Terms”):

1. THE SERVICES

1.1. Overview. DM Reach shall provide certain digital marketing services as described on the Order Form (collectively, the “Marketing Services”) subject to the following additional terms and conditions of this Agreement.

1.2. Customer shall provide Marketing Services with all reasonably necessary materials, company history, financial statements, business and market description, bios of principals and key employees, customers, products, services, tax returns, financial models, systems, pricing, intellectual property, technical specifications, access to social media channels, and all other pre-conditions necessary for providing the DM Marketing Services (the “Information”).

1.3. The parties acknowledge and agree that all such Information comes from Customer and that Marketing Services does not create such Information and relies on its accuracy, ownership and property. Customer represents and warrants to the Marketing Services that all such Information is accurate, true and correct and that, in the event Information changes during the Marketing Services Term (as defined below), Customer shall provide updated Information to Marketing Services. Customer further acknowledges that Marketing Services bases its Services on such Information.

2. RELATIONSHIP

2.1. Marketing Services and Customer are independent contractors in all matters relating to Marketing Services. Marketing Services is not a broker-dealer, investment advisor, investment bank or financial advisor. Nothing in this Agreement shall be construed to create any partnership, joint venture, agency, employment, or any other relationship between the parties. Except for DM Reach’s provision of DM Reach Services to Customer in connection with the Marketing Spend, neither party has the authority to act on behalf of or to enter into any contract, incur any liability, or make any representation on behalf of the other party, unless otherwise expressly agreed to in writing signed by both parties. Except for Marketing Services provision of its Services to Customer in connection with the Marketing Spend, neither party has the authority to act on behalf of or to enter into any contract, incur any liability, or make any representation on behalf of the other party, unless otherwise expressly agreed to in writing signed by both parties. Marketing Services has exclusive control over its employees, representatives, agents, contractors and subcontractors, and none of the foregoing shall be deemed to be employees of Customer or eligible to participate in any employment benefit plans or other benefits available to Customer employees. Customer shall exercise no immediate control over the actual means and manner of Marketing Services' performance under this Agreement, except to the extent that Customer expects the satisfactory completion of the Marketing Services under this Agreement. Each party is responsible for its respective employees, representatives, agents, contractors and subcontractors, and the foregoing’s compliance with the terms of this Agreement. Marketing Services is not and shall not be deemed to be a dealer, broker, finder, intermediary or otherwise entitled to any brokerage, finder’s, or other fee or commission in connection with any purchase or sale of securities resulting from Marketing Services' general marketing services. Marketing Services shall be solely responsible for all local, state and federal tax liabilities arising from any income received under this Agreement, whether cash or stock.

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3. FEES AND EXPENSES

3.1. Customer is responsible for all costs and expenses incurred on Customer’s behalf in connection with the provision of the Marketing Services (“Expenses”). Any Expenses outside of the agreed budget are subject to Customer’s prior written approval. Customer is also responsible for its own costs and expenses incurred in connection with the Offering, and Customer acknowledges and agrees that the DealMaker Entities collect compensation related to the Offering as set forth in the terms and conditions.

3.2. Budget and Marketing Spend.

3.2.1. As part of engaging Marketing Services, Customer is authorizing and directing Marketing Services to allocate the marketing and advertising budget expended during the Customer’s marketing campaign (“Marketing Spend”).

3.2.2. Ad Network ("Ad Network"). The Ad Network Program is an invitation-based program in which Customers may have the opportunity to purchase advertising slots in a variety of publications as part of Marketing Spend ("Advertising Placement") subject to Customer's agreement to the Ad Network terms and conditions set out herein ("Ad Network Program"). Customer acknowledges that it may be eligible for the Ad Network Program, however Marketing Services has sole control of whether Customer is admitted to the Ad Network Program, as described in the Summary of Compensation. Customer acknowledges that Marketing Services manages the program and charges fees for the Ad Network Program. Customer explicitly acknowledges that Marketing Services shall have sole discretion to terminate Customer's participation in the Ad Network Program for non-compliance with Ad Network Program terms and conditions.

3.2.3. For Customers eligible for the Ad Network Program, Marketing Services shall have discretion to allocate Marketing Spend during the marketing campaign, except for charges in connection with the placement of Ad Network advertising placements (“Advertising Placement”).

3.2.4. Customer shall approve Ad Network Costs in accordance with required timelines by either (a) executing an authorization for each placement (“Ad Network Insertion Order”) or (b) preapproval of a bi-weekly budget for all Ad Network Costs (“Approved Ad Network Budget”) as follows:

(a) Ad Network Insertion Order:

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i. DealMaker shall present Ad Network opportunity proposals ("Ad Network Proposal") to Customer for approval.

ii. Once Customer approves an Ad Network Proposal, DealMaker shall provide a DealMaker Ad Network Program Insertion Order ("Ad Network Insertion Order") to Customer for a specific Advertisig Placement. By electronically executing the Ad Network Insertion Order, Customer authorizes Marketing Services to incur the Ad Network Costs listed on the Ad Network Insertion Order. Marketing Services shall not incur Ad Network Costs without the written approved Ad Network Insertion Order from Customer.

iii. Customer acknowledges that:

a. Customer must execute Ad Network Insertion Order and prepay Marketing Services for all Ad Network Costs before Marketing Services places ad advertisement on Customer's behalf. Once a Customer executes the Ad Network Invoice ("Ad Network Invoice");

b. Ad Network Costs and Ad Network Invoices are non-cancellable and nonrefundable;

c. Customer's timely payment of Ad Network Costs is required to maintain the integrity of the Ad Network Program; and

d. If Customer fails to pay Ad Network Costs in accordance with the timelines set out in an Ad Network Insertion Order, DealMaker may remove Customer from the Ad Network Program, unless otherwise stated on the Ad Network Insertion Order.

iv. The Content of Ad Network Advertising Placements shall be approved by the Customer as follows:

a. Customer shall receive proposed content of Advertising Placement from DealMaker ("Feedback Date") prior to the Advertising Placement publication date listed on the Ad Network Insertion Order;

b. Customer shall approve Advertising Placement publication content in writing within 48 hours of the Feedback Date;

c. If Customer approval or Customer Feedback is not received within 48 hours of the Feedback Date, the Advertising Placement will be published as initially presented to Customer.

(b) Approved Ad Network Budget: On a bi-weekly basis, Customer shall provide written approval of an Ad Network Budget. Marketing Services shall have full discretion to allocate Ad Network Costs for the placement of advertisements up to the bi-weekly Approved Ad Network Budget. All Marketing Spend and Ad Network Costs up to the agreed budget amount will be charged directly to Customer’s provided payment method.

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(c) Ad Network Costs in connection with the purchase of Advertising Placements will incur a media management fee as indicated on the Order Form.

3.2.5. Customer acknowledges that Marketing Services or its affiliates (a) may have an ownership interest in some providers of placement advertisements, details of which are available upon Customer’s request; and (b) as a result of Marketing Services relationships and negotiated terms with various vendors, certain benefits may accrue to Marketing Services or its affiliates including but not limited to additional revenue from certain partnership placements. Unless Customer expressly instructs otherwise, Marketing Services may use its discretion in deploying Marketing Spend, including but not limited to approved Ad Network Costs.

4. Customer Representations

Customer further acknowledges that:

4.1. Return on Marketing Spend, Ad Network spend and/or advertising spend (“Return”) can vary greatly with each Offering or campaign and may differ from historical averages, both with respect to Marketing Services fees and fees for any third party partners introduced by Marketing Services or its affiliates. Historical data, averages and information are not a representation of what can be achieved in any particular Offering or campaign as each Offering and campaign is unique and influenced by numerous external factors including but not limited to the Customer’s industry, the Customer’s management team, the economic environment at the time of an Offering and the funds available for Marketing Spend and Ad Network Costs.

4.2. There are many marketing strategies and tools available to raise capital. Customer is responsible for selecting the capital raising approach that is best suited to Customer’s business. Marketing Services and its affiliates cannot predict and do not guarantee that a market participant will attain a particular result. The success of an Offering depends on the Customer’s own effort, motivation, commitment and follow-through.

4.3. Customer may use the marketing assets created pursuant to this Agreement for purposes other than raising capital. For example, Marketing Spend and Ad Network Costs may be used to create valuable Customer brand collateral, brand positioning, investor mailing lists and investor analytics, regardless of the amount of capital raised. Customer shall be solely responsible for using the marketing assets created pursuant to this Agreement for purposes other than raising capital.

4.4. Services provided by Marketing services may involve, among other things, communicating with third party publishers to secure advertising space for Marketing Services Customer, including but not limited to Advertising Placements ("Publishers"). Customer agrees and warrants that it shall not, directly or indirectly, or through a third party, contact said Publishers by any means and shall not interfere with, circumvent, attempt to circumvent, avoid or bypass Marketing Services' communication with Publishers, interfere with the relationship between Marketing Services and Publishers for the purpose of gaining any benefit, whether such benefit is monetary or otherwise or re-sell paid media or advertising placements to DealMaker Customers without the express written consent of Marketing Services.

4.5. In connection with the Customer’s use of Publishers through Marketing Services, whether through the DealMaker Ad Network or otherwise, Customer is responsible for ensuring that it has obtained all necessary rights, consents, and permissions from its own clients/investors for the collection, processing, and use of their data in accordance with applicable law. Customer represents that Customer or its agents have obtained from its clients/investors clear and conspicuous consents regarding the collection and use of their data and personal information, the sharing of this data with Publishers for the purpose of sending Customer’s advertising publications and has provided its clients/investors with an option to opt out of the processing of their personal information. The Customer acknowledges and agrees that use of the client/investor data by Marketing Services or its affiliates is predicated upon the Customer’s fulfillment of these responsibilities. The Customer shall indemnify, defend, and hold harmless Marketing Services and its affiliates from and against any claims, damages, liabilities, and expenses (including reasonable attorneys' fees) arising out of or relating to the Customer’s failure to obtain such consents or comply with this clause.

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4.6. Production Services. Marketing Services shall include production services as set out in the Order Form (“Production Services”). Customer acknowledges that Production Services may involve the use of third party vendors by Marketing Services in connection with performance of Production Services.

4.7. Payment. The Customer will be billed as set out in the Terms. At the end of the month in which the Marketing Services are delivered, payment will be automatically debited from the Customer’s bank account or credit card on file, with a receipt to be automatically delivered. Invoices will be available for the Customer to review upon request. In respect of Ad Network Costs only, such costs shall be due and payable on or before the due date on the invoice ("Due Date") using ACH or the Client’s pre-authorized payment method on file, unless stated otherwise on the Customer Ad Network Insertion Order. Marketing Services reserves the right to charge the Client’s pre-authorized payment method on file for the amount of the Ad Network Costs invoice that is an Aged Invoice (as defined below).

4.8. Paused Marketing Services. Customer may request that Marketing Services (and corresponding Fees) be paused (“Pause Date”). Customer shall pay (a) any Ad Network Costs incurred prior to the Pause Date; and (b) Marketing Services’ monthly service fees for sixty (60) days from the Pause Date. When a campaign is paused, Marketing Services may place the campaign in a queue behind other marketing Campaigns that are ready to launch (“Launch Queue”). Customer acknowledges that Marketing Services may not have staff available to relaunch a paused campaign on the Customer’s date of choice. Customer campaign may be relaunched once Customer’s campaign reaches the beginning of the Launch Queue.

4.9. Unpaid Invoices. Notwithstanding anything to the contrary in the Agreement, in the event that Customer fails to pay all outstanding invoices pursuant to this Agreement, Customer agrees that it shall pay the full amount of the outstanding invoices from the proceeds of the Offering, within seven (7) days of the disbursement of such proceeds to the Customer, plus applicable interest. In the event that a Customer payment for any Marketing Services invoice fails, Customer has fourteen (14) days to re–connect their bank account or credit card and submit payment for any outstanding invoices. In the event that payment for all outstanding invoices is not cleared within 14 days, all advertisements and services provided by Marketing Services will be paused until payment is received and the Customer’s bank account or credit card authorization is restored, except for nonpayment of Ad Network Costs by Due Date, which shall result in immediate cancellation of the advertising placements. In the event that Customer fails to pay any invoice due and payable (“Aged Invoices”) to Marketing Services and such Aged Invoices are not cleared or Customer account is not brought back into good standing within 30 days, all services provided by Marketing Services pursuant to this Agreement will be paused and Customer’s campaign will be placed at the end of the Launch Queue until payment is received in full. Once payment is received in full, Customer’s campaign will move forward through the Launch Queue.

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Customer acknowledges that marketing assets created using services provided by Marketing Services shall not be released to Customer until all outstanding invoices and Aged Invoices are paid in full. Marketing Services shall have the right to register a lien on any assets or property of the Customer in respect of fees owed and outstanding to Marketing Services for more than sixty (60) days.

5. WORK PRODUCT OWNERSHIP

Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information developed in whole or in part by Marketing Services in connection with the Marketing Services provided to Customer (collectively the "Work Product") will be work made for hire and the exclusive property of the Customer. To the extent deemed not to be work made for hire, Marketing Services hereby assigns all Work Product and any and all intellectual property rights related thereto to Customer. Upon request, Marketing Services will execute all documents necessary to confirm or perfect Customer’s exclusive ownership of the Work Product. Without limiting the generality of the foregoing, all assets and other creative works created by Marketing Services in the provision of the Marketing Services shall be the exclusive property of the Customer. Notwithstanding any provision in this Agreement to the contrary, (a) Work Product shall not include, and Marketing Services shall be allowed to use, any and all audience data whatsoever including, without limitation, lookalike data, investor data and digital footprints, targeted investors and their data and digital footprints, and the like and (b) Customer shall not be permitted to use Work Product on competing “Technology Platforms” without the written consent of Marketing Services. As used in this paragraph, “Technology Platforms” means capital raising platforms that would complete or replace any part of the DealMaker technology offering, including alternative order-taking payment technology, and does not include technology offerings that DealMaker does not provide.

6. ADDITIONAL INDEMNIFICATION

Notwithstanding and without limitation of any other provision of this Agreement, and notwithstanding whether such losses or damages are foreseeable or unforeseeable, Marketing Services shall not be liable under any circumstances whatsoever for any breach by any other Customer Partner, which term includes third party consultants, agents, corporations, partnerships, trusts or any other entities involved in the placement of partnership advertisements, of securities laws or other rule of any securities regulatory authority, for lost profits or for special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages. Customer agrees that its liability hereunder shall be absolute and unconditional, regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to Marketing Services or any of the Indemnified Parties and shall accrue and become enforceable without prior demand or any other precedent action or proceeding. Customer shall ensure that all agreements with the Customer’s Partners include the following indemnity:

“Partner agrees to indemnify, defend and hold Customer and any current or former officers, directors, employees, subsidiaries, affiliates, partners, agents or contractors (“Representatives”) harmless from any and all costs, demands, damages, losses, fees, expenses and liabilities (including attorneys’ fees and costs) (“Losses”) as a result of any third parties demands, regulatory investigations, causes of action, losses, damages, liabilities, costs, fines, claims, class actions and expenses (including reasonable attorney’s fees) (“Claims”) in connection with the services provided and the content prepared by the Partner for the Offering, unless Customer is proven to have been grossly negligent.” The Parties hereby agree that Marketing Services shall be a third party beneficiary of such indemnity provisions in the Customer’s agreement with Partner in respect of any “Losses” suffered by Marketing Services related to the Partner’s services in respect of the Offering. The Parties further agree that this remedy shall not be the sole and exclusive remedy for Marketing Services to recover any Losses against Customer in respect of the Agreement.”

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Customer further agrees that with respect to Publishers who are retained by Marketing Services on Customer's behalf to place Customer's advertisements in third party publications, Customer shall indemnify and hold harmless Publishers and their Representatives with respect to any Claims arising from Customer content provided directly or indirectly to Publisher.

7. GENERAL

7.1. Customer No Unauthorized Usage. Customer acknowledges that Marketing Services Customers must use DealMaker as the platform for their Offering, and Customer must execute a separate Order form with Novation Solutions Inc., o/a DealMaker.

7.2. Customer acknowledges that it is engaging in a self-hosted raise. Customer is responsible for carrying out the self-hosted capital raise and bears primary responsibility for the success of its own Offering. Customer understands that Marketing Services does not and cannot make any guarantees about Customer’s campaign of Offering. No language or provision in this Agreement or any related proposal shall be construed as a guarantee or warranty of any type by Marketing Services, including, without limitation, the success of the Customer’s campaign or the Offering, the amount of funds raised in the Offering, the costs associated with the capital raised in an Offering or anything relating to the scope of work or quality of work by Marketing Services on the Customer’s campaign.

7.3. Customer understands and acknowledges that all changes to marketing assets and marketing collateral, including but not limited to, the Customer’s website for the Offering and all press releases, must be reviewed according to the terms of Customer’s broker-dealer engagement agreement, where Customer has retained a broker-dealer.

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